Exhibit 99.1

Contact: Digital Angel (investors)

Allison Tomek

(561) 805-8044

atomek@adsx.com

DIGITAL ANGEL CORPORATION SETTLES PATENT INFRINGEMENT LITIGATION AGAINST DATAMARS

SETTLEMENT EXPECTED TO DECREASE COMPANY’S LITIGATION EXPENSE

SO. ST. PAUL, MN (August 27, 2007) — Digital Angel Corporation (the “Company”) (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, announced today that it has finalized a global settlement of its patent infringement litigation against Datamars, Inc., Datamars S.A., The Crystal Import Corporation and Medical Management International, Inc. (together “Datamars”). Under the terms of the settlement, the parties have granted mutual releases and the claims have been dismissed. Financial terms of the settlement were not disclosed.

Barry M. Edelstein, interim President and Chief Executive Officer of Digital Angel, said, “Protection of our intellectual property is a high priority, and we are therefore very pleased with this resolution to our litigation with Datamars. The settlement puts this matter behind us and allows us to focus exclusively on our business operations. With the resolution of this and other litigation matters, we expect to significantly reduce our litigation expense, which totaled approximately $1.5 million for the first six months of this year.”

About Digital Angel Corporation

Digital Angel Corporation (www.DigitalAngelCorp.com) develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors. Digital Angel Corporation is majority-owned by Applied Digital Inc. (NASDAQ: ADSX), which also owns a majority position in VeriChip Corporation (NASDAQ: CHIP).

This press release includes forward-looking statements, including but not limited to statements regarding the expected level of SG&A savings. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, any IP or other litigation that may arise in the future. This information is also qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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